UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2007

Atlas Energy Resources, LLC

(Exact name of registrant as specified in its chapter)

Delaware	1-33193	75-3218520
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

311 Rouser Road, Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Stock Purchase Agreement

On May 18, 2007, Atlas Energy Resources, LLC (“ATN”) entered into an agreement with MCN Energy Enterprises, Inc. and DTE Energy Company (NYSE: DTE) to acquire (the “Acquisition”) all of the outstanding equity interests DTE Gas & Oil Company, a Michigan corporation (“DGO”). DGO’s assets include interests in approximately 2,150 natural gas wells producing from the Antrim Shale, located in Michigan’s northern lower peninsula, and approximately 228,000 net developed acres and 66,000 net undeveloped acres. The total consideration will be approximately $1.225 billion in cash. The purchase price is subject to post-closing adjustment based working capital, capital expenditures, and environmental and title defects, if any. Consummation of the Acquisition, which ATN expects will occur on or about June 30, 2007, is subject to customary conditions, including Hart-Scott-Rodino Act approval or early termination of the application waiting period. There can be no assurance that all of the closing conditions to the Acquisition will be satisfied. A copy of the purchase agreement is attached hereto as Exhibit 2.1.

Also on May 18, 2007, Atlas Energy Operating Company, LLC, ATN’s operating subsidiary, received a commitment from J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. to arrange the syndication of an $850 million, 5-year revolving credit facility. Borrowings under the facility will be secured by a lien on and security interest in all of ATN’s and Atlas Energy Operating’s property and that of its subsidiaries and by the guaranty of ATN and each of Atlas Energy Operating’s subsidiaries. ATN anticipates borrowing under the facility in order to finance a portion of the purchase price for the Acquisition and to refinance any amounts then outstanding under its current $250 million credit facility. A copy of the commitment letter is attached hereto as Exhibit 10.2.

Class D Unit and Common Unit Purchase Agreement

On May 18, 2007, ATN also executed a unit purchase agreement for a private placement of $600 million of equity securities to third party investors, consisting of approximately 7.3 million common units and 16.7 million Class D units, at a negotiated, weighted average price per unit of $25.00. Management believes that the proceeds from this private equity placement, together with funds available under the new credit facility, will fully fund the purchase price of the Acquisition. The issuance of the Class D units and common units is subject to customary closing conditions, including the closing of the Acquisition, and there can be no assurance that all of the conditions to closing will be satisfied. A copy of the form of the purchase agreement is attached hereto as Exhibit 10.1.

The Class D units will represent a new class of equity securities that has no voting rights other than as required by law and is subordinated to the common units in the payment of distributions and on dissolution and liquidation. The Class D units may convert into common units if the conversion is approved by ATN’s unitholders. Atlas America, Inc., ATN’s parent, and its subsidiary, Atlas Energy Management, Inc., currently own approximately 80% of ATN’s units. ATN has agreed to hold a meeting of its unitholders to consider, or obtain the consent of its unitholders to, this proposal as soon as reasonably practicable, but no later than 135 days after the closing date. If ATN seeks the consent of its unitholders without a meeting, ATN will distribute an information statement meeting the requirements of the Securities Exchange Act of 1934, as amended, before obtaining the consent. Once the conversion is approved, the Class D units will automatically convert to common units on a one-for-one basis. The Class D units and common units will be issued and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On May 21, 2007, ATN issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Purchase Agreement dated as of May 18, 2007 among MCN Energy Enterprises, Inc., DTE Energy Company, ATN Michigan, Inc. and Atlas Energy Resources, LLC.

10.1	Form of Class D Unit and Common Unit Purchase Agreement

10.2	$850,000,000 Senior Secured Revolving Facility Commitment Letter among Atlas Energy Resources, LLC, Atlas Energy Operating Company, LLC, J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A.

99.1	Press Release of Atlas Energy Resources, LLC dated May 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 21, 2007	Atlas Energy Resources, LLC

	By:	/s/ Matthew A. Jones
	Its	Chief Financial Officer